Exhibit 99.1

Board of Directors

BioLife Solutions, Inc.

3303 Monte Villa Parkway, Suite 310

Bothell, WA 98021

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 21, 2026, to the Board of Directors of BioLife Solutions, Inc. as Annex B to, and reference to such opinion letter under the headings “Summary,” “The Mergers—Background of the Mergers,” “The Mergers—Recommendation of the BioLife Board of Directors,” “BioLife’s Reasons for the Mergers,” “The Mergers—Opinion of Centerview Partners” and “Certain Unaudited Prospective Financial Information of BioLife” in, the proxy statement/prospectus of BioLife Solutions, Inc., which proxy statement/ prospectus forms a part of the registration statement on Form S-4 of Repligen Corporation (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ CENTERVIEW PARTNERS LLC
CENTERVIEW PARTNERS LLC

September 3, 2026